Exhibit 99.1

PENN NATIONAL GAMING’S chief financial officer, David williams, announces DECISION to step down;

20-year veteran GAMING INDUSTRY analyst, felicia hendrix, named new executive vice President and chief financial officer

WYOMISSING, Pa. (January 4, 2021) – Penn National Gaming, Inc. (Nasdaq: PENN) (“Penn National” or the “Company”) announced today that David (“Dave”) Williams, has stepped down as Executive Vice President and Chief Financial Officer (“CFO”) as of December 31, 2020. Taking his place, subject to customary regulatory approvals, will be Felicia Hendrix, who will be joining Penn National as Executive Vice President and CFO on March 2nd following more than 20 years as an equity research analyst covering the gaming, lodging and leisure industries. Ms. Hendrix will be reporting directly to Penn National’s Chief Executive Officer, Jay Snowden.

Mr. Williams, who has agreed to stay with the Company in a temporary advisory role to help ensure a smooth transition, said of his planned departure: “To say my relatively brief tenure at Penn National was a roller coaster ride would be an understatement. We went from the excitement of announcing our new partnership with Barstool Sports to the temporary shutdown of all of our operating assets in my first two months on the job. I am very proud of the way our Company responded to the unprecedented challenges the pandemic presented, and the role I played in helping to raise more than $1 billion in new equity to be able to weather the storm. While I am grateful for the opportunity to have been a part of the incredible team at Penn, the challenges of continuing to work remotely from the West Coast and the potential strain of a relocation of my family during the ongoing pandemic has led me to this difficult decision.”

Penn National’s President and Chief Executive Officer, Jay Snowden, commented, “I want to express my sincere appreciation to Dave for his dedication and support of our Company over the past year. He was quickly thrown into the fire, and I’m grateful for the way he stepped up and helped us navigate our way through the shutdowns of our casinos, ensuing companywide furloughs, and successful capital raises. We wish him all the very best in his future pursuits.”

“Fortunately, we have someone of Felicia’s caliber and exhaustive experience on Wall Street as an equity research analyst -- who happens to have covered Penn for the last two decades -- to step in as our new CFO,” continued Mr. Snowden. “I have long admired Felicia and her deep knowledge of the gaming industry, impressive work ethic, sharp wit and attention to detail. I’m confident she’ll be able to hit the ground running in her new role, and we couldn’t be happier to have her officially join our Penn National Gaming family.”

Felicia Hendrix most recently was a Managing Director and Equity Research Analyst at Barclays, covering the gaming, lodging and leisure industries and had been consistently recognized in the Institutional Investor All Americas Research Team polls. Her varied coverage universe, which spanned companies with market caps ranging from $2.5 billion to $45 billion and comprised differing revenue bases, cost structures, leverage levels and management depth, enables Felicia to bring a unique perspective to Penn National. Prior to joining Barclays, Felicia was a Managing Director at Lehman Brothers. Ms. Hendrix holds a Bachelor’s Degree from the University of Virginia and an M.B.A from the Darden School of Business at the University of Virginia.

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About Penn National Gaming
With the nation's largest and most diversified regional gaming footprint, including 41 properties across 19 states, Penn National continues to evolve into a highly innovative omni-channel provider of retail and online gaming, live racing and sports betting entertainment. The Company's properties feature approximately 50,000 gaming machines, 1,300 table games and 8,800 hotel rooms, and operate under various well-known brands, including Hollywood, Ameristar, and L'Auberge. Our wholly-owned interactive division, Penn Interactive, operates retail sports betting across the Company's portfolio, as well online social casino, bingo, and iCasino products. In February 2020, Penn National entered into a strategic partnership with Barstool Sports, whereby Barstool is exclusively promoting the Company's land-based and online casinos and sports betting products, including the Barstool Sportsbook mobile app, to its national audience. The Company's omni-channel approach is bolstered by the myChoice loyalty program, which rewards and recognizes its over 20 million members for their loyalty to both retail and online gaming and sports betting products with the most dynamic set of offers, experiences, and service levels in the industry.

CONTACT:

Eric Schippers

Sr. Vice President, Public Affairs

Penn National Gaming

610/373-2400

Joseph N. Jaffoni, Richard Land

JCIR

212/835-8500 or penn@jcir.com